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                                                                   EXHIBIT 10.18
                              SERVICES AGREEMENT

     THIS AGREEMENT dated as of the 1st day of July, 1997, by and between ARMSTRONG HOLDINGS, INC., a Delaware corporation ("Armstrong") and FACILICOM INTERNATIONAL, L.L.C. ("FaciliCom").

     WHEREAS, Armstrong desires to provide FaciliCom and FaciliCom has agreed to accept certain financial accounting services in accordance with the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1. Services.   Armstrong, or any one or more of its affiliates, shall
provide to FaciliCom certain financial accounting services, such as payroll processing, accounts payable processing, income tax return preparation and paralegal services and any other services it is capable of providing based on FaciliCom's needs.

     2. Cost.   Armstrong shall charge the following amount for the cost per
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service:

           Payroll Processing                  $2.75 per check
           Accounts Payable Processing         $2.75 per check
           Income Tax Return Preparation       $75.00 per hour
           Paralegal Services                  $40.00 per hour

     Armstrong shall have the right to increase the cost of its services after giving FaciliCom at least thirty (30) days written notice.

     3. Term.   The term of this Agreement shall be for a period of five (5)
years. Either party shall have the right to terminate this Agreement during the term upon giving one hundred eighty (180) days prior written notice to the other party. In the event of breach of any provision of this Agreement by either party, the non-defaulting party shall give the defaulting party written notice, and the defaulting party shall cure the breach within one hundred eighty (180) calendar days of such notice. If the defaulting party does not cure such breach, the nondefaulting party may, at its sole option, terminate this Agreement and shall be entitled to pursue all available remedies for such breach.

     4. Billing for Services Rendered.

     4.1 Armstrong shall bill FaciliCom for services rendered in accordance with this Agreement on a monthly basis. Each invoice shall be for a period of approximately thirty (30) calendar days, depending upon data processing cutoff dates used by Armstrong in each state or Company.

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     4.2      If FaciliCom fails to pay or file a claim for an amount by the payment due date appearing on the Armstrong invoice, late payment charges will accrue on the unpaid balance at the less of:

            The highest interest rate (in decimal value) allowed by state law or twelve percent (12%) per annum simple interest for the number of calendar days from the day following the payment due date up to and including the date payment is actually made.

     4.3 The payment due date for each service invoice shall be the first business day that is not less then thirty (30) calendar days following the invoice preparation date. Armstrong shall use its best efforts to mail the invoice on the invoice preparation date.

     4.4 Armstrong shall have the right to adjust the invoices sent to FaciliCom up to one (1) year following FaciliCom's receipt of the invoices in the event Armstrong determines that an error in the cost allocation has been made.

     5. Date Retention. All data associated with the provision and receipt of service(s) pursuant to this Agreement shall be maintained for the greater of (a) the retention time required by law or regulation for maintaining information, or (b) two (2) years.

     6.       Limitation of Liability.

     6.1 Each party's liability to the other for any loss, cost, claim, injury, liability or expense, including reasonable attorney fees, relating to or arising out of any negligent act or omission in its performance of obligations arising out of this Agreement, shall be limited to the amount of direct damage actually incurred. With respect to claims arising out of this Agreement, either party's cumulative liability, whether in contract, tort or otherwise, shall not exceed the total charges applicable to the billing and collection services rendered under this Agreement.

     6.2 In no event shall either party be liable to the other for any indirect, special, or consequential damage of any kind whatsoever.

     7. Force Majeure. Neither party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence, such as acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts, unusually severe weather conditions, failure to secure products or services of other persons or transportation facilities, or acts or omissions of transportation on common carriers.

     8.       Assignment.  The parties agree not assign or transfer any
interest in this Agreement without the prior written approval of the other party.
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     9.   Notices. All notices required under this Agreement shall be in writing and shall be sent by facsimile and regular mail to Armstrong Holdings, Inc., One Armstrong Place, Butler, Pennsylvania 16001 and to FaciliCom International, L.L.C., 1401 New York Avenue, N.W., Suite 800, Washington, DC 20005 or to any other address designated by such party.

     10. Amendments. No change, modification or amendment of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and executed by the parties hereto or their successors and assigns.

     11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs and assigns.

     12. Governing Law. This Agreement is executed in and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all negotiations, preliminary agreements and all prior and contemporaneous discussions and understandings of the parties in connection with the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.

ATTEST:                                ARMSTRONG HOLDINGS, INC.


By: /s/                                 /s/ Brian Capiletti
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ATTEST:                                FACILICOM INTERNATIONAL, L.L.C.


By: /s/                                By: /s/
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